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                                                                  EXHIBIT 99.4

Nashua Corporation
44 Franklin Street
Nashua, NH 03061
603-880-2323

                                                                  NEWS RELEASE


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FOR IMMEDIATE RELEASE
Contact:
Richard Clark           or Daniel M. Junius       or Shez K. Bandukwala
Chief Financial Officer    Chief Financial Officer   William Blair & Co., L.L.C.
Cerion Technologies        Nashua Corporation        312/236-1600
217/359-3700               603/880-2363

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                   UNDERWRITER EXERCISES OVER-ALLOTMENT OPTION
                 FROM RECENT CERION TECHNOLOGIES PUBLIC OFFERING

NASHUA, N.H., May 28, 1996 -- Nashua Corporation (NYSE: NSH) and Cerion Technologies Inc. (NASDAQ: CEON) today jointly announced that the underwriter of Cerion's recently completed public stock offering, William Blair & Company, L.L.C., has exercised its over-allotment option and purchased 576,000 additional shares of Cerion's common stock from Nashua.

As a result of this over-allotment purchase, Nashua Corporation will receive approximately $7.5 million in gross proceeds. The net proceeds from the over-allotment sale by Nashua will be used principally for the repayment of indebtedness. Nashua continues to own 37.1 percent of Cerion's common stock.

Headquartered in Champaign, Illinois, Cerion Technologies, Inc. manufactures precision-machined aluminum disk substrates, which are the metallic platforms of magnetic thin film disks used in the hard drives of desktop computers, network servers, add-on storage devices and storage upgrades. Cerion also uses its core competencies in precision machining to produce aluminum photoconductor drum substrates for laser printer cartridges.

Nashua Corporation offers a diverse mix of products, including thermal papers, pressure-sensitive labels and specialty papers, copier and laser printer supplies, and photofinishing services.

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